                                                                                                Exhibit 99.1

macy's inc.

Contacts:

Media - Jim Sluzewski

            513/579-7764

Investor - Matt Stautberg

513/579-7780

FOR IMMEDIATE RELEASE

CORRECTION...by Business Wire

CINCINNATI--(BUSINESS WIRE)--In the Consolidated Statements of Cash Flows (Unaudited) table, the "Increase in outstanding checks" amounts should read 140 and 92 (sted (140) and (92)).

The corrected release reads:

MACY'S, INC. REPORTS THIRD QUARTER EARNINGS

OF 32 CENTS PER DILUTED SHARE

Company increases full-year earnings guidance to a range of $2.70 to $2.75 per diluted share

CINCINNATI, Ohio, November 9, 2011 – Macy's, Inc. today reported strong third quarter earnings that reflect ongoing sales growth and success in implementing the company's key business strategies. Earnings were 32 cents per diluted share for the third quarter of 2011, ended Oct. 29, 2011. This compares with earnings of 2 cents per diluted share in last year's third quarter, or 8 cents per diluted share in last year's third quarter excluding expenses of 6 cents per share associated with the repurchase of debt.

            (Editor's Note: Macy's, Inc. this morning also issued a separate news release announcing three new Macy's stores.)

“A number of factors contributed to this excellent third quarter performance. We continue to move forward in the execution of those strategies that have created a culture of growth at Macy's - including My Macy's localization of our assortments and shopping experience; omnichannel integration across stores, online and mobile; and MAGIC Selling and associate coaching programs to strengthen customer engagement. Bloomingdale's also enjoyed a strong quarter, both in stores and online, as customers have continued to respond to bridge and designer merchandise. In addition, third quarter results benefitted from a strong credit performance due to improved portfolio quality,” said Terry J. Lundgren, chairman, president and chief executive officer of Macy's, Inc.

“Our team is very excited about plans for the upcoming holiday selling season. A customer-centric approach to the business at Macy's and Bloomingdale's has led to an outstanding assortment of distinctive fashion product. Our stores look great. Our online sites, as well as our mobile-enhanced websites and apps, provide a robust and convenient complement to the active lifestyles of shoppers. The quality and creativity of our marketing support for holiday is the strongest ever,” Lundgren said. “You can feel the momentum and confidence that has been building at Macy's since our organizational changes in 2009, and especially over the past nine months. We believe this will help us to continue to capture market share in the fourth quarter and lay the foundation for continued innovation in our business in 2012.”

For the first three quarters of 2011, Macy's, Inc.'s diluted earnings per share were $1.18, compared with earnings of 42 cents per diluted share in the first three quarters of 2010. Excluding 10 cents per share of expenses associated with the repurchase of debt in the first and third quarters of 2010, earnings were 52 cents per diluted share in the first three quarters of 2010.

Sales

Sales in the third quarter totaled $5.853 billion, up 4.1 percent from total sales of $5.623 billion in the third quarter of 2010. On a same-store basis, Macy's, Inc.'s third quarter sales were up 4.0 percent.

For the year to date, Macy's, Inc. sales totaled $17.681 billion, up 5.7 percent from total sales of $16.734 billion in the first 39 weeks of 2010. On a same-store basis, Macy's, Inc.'s year-to-date sales were up 5.3 percent.

Online sales (macys.com and bloomingdales.com combined) were up 39.8 percent in the third quarter and 39.4 percent year to date, compared with the same periods in 2010. Online sales positively affected the company's same-store sales by 1.5 percentage points in the third quarter and 1.4 percentage points in the year to date. Online sales are included in the same-store sales calculation for Macy's, Inc.

In the third quarter, the company opened new Bloomingdale's Outlet stores, as previously announced, in Estero, FL, and Wrentham, MA. A third new Bloomingdale's Outlet store in Schaumburg, IL, opened in the first week of the fourth quarter. A Macy's furniture gallery in Wayne, NJ, remains closed temporarily after flood damage in the third quarter.

Operating Income

Macy's, Inc.'s operating income totaled $291 million or 5.0 percent of sales for the quarter ended Oct. 29, 2011, compared with operating income of $177 million or 3.1 percent of sales for the same period last year. For the first three quarters of 2011, Macy's, Inc.'s operating income totaled $1.127 billion or 6.4 percent of sales, compared with operating income of $750 million or 4.5 percent of sales for the same period last year.

Tax Settlements

            Several normal-course state tax settlements were completed in the third quarter, resulting in a lower-than-usual tax rate for the quarter. The company expected the settlements sometime in fiscal 2011, and thus they were included in guidance for an annual tax rate of approximately 37 percent.

Cash Flow

Net cash provided by operating activities was $627 million in the first three quarters of 2011, compared with $346 million in the first three quarters last year. This includes a funding contribution to the company's pension plan of $225 million in 2011 year to date, compared with approximately $325 million in the first three quarters of 2010. Net cash used by investing activities in the first three quarters of 2011 was $472 million, compared with $285 million a year ago. Net cash used by financing activities in the first three quarters of 2011 was $522 million, including $451 million used to repay debt. This compares with net cash used by financing activities in the first three quarters of 2010 of $1.032 billion, including $1.090 billion used to repay debt.

In the third quarter, Macy's, Inc. resumed repurchasing shares of its common stock with excess cash. During the third quarter, the company repurchased approximately 8.2 million shares for a total of approximately $221 million.

Looking Ahead

The company continues to expect same-store sales in the fourth quarter of 2011 to be up 4 percent to 4.5 percent. This translates to same-store sales for the second half of 2011 to be up 4.0 percent to 4.3 percent, and full-year same-store sales to be up between 4.8 percent and 5.0 percent. This compares with guidance provided at the beginning of the year for 2011 same-store sales to be up by approximately 3 percent.

Macy's, Inc. is increasing its full-year 2011 earnings guidance to $2.70 to $2.75 per diluted share, including fourth quarter earnings guidance of $1.52 to $1.57 per diluted share. Previous 2011 full-year guidance (provided on August 10) was for earnings of $2.60 to $2.65 per share, and compares to initial guidance of $2.25 to $2.30 per diluted share provided at the beginning of the year.

Macy's management is scheduled to present at the Morgan Stanley Global Consumer Conference at approximately 8:40 a.m. on Wednesday, Nov. 16 in New York City. Media and investors may access a live audio webcast of the presentation at www.macysinc.com/ir beginning at approximately 8:40 a.m.  The webcast will also be available for replay.

      Macy's, Inc., with corporate offices in Cincinnati and New York, is one of the nation's premier retailers, with fiscal 2010 sales of $25 billion. The company operates about 850 department stores in 45 states, the District of Columbia, Guam and Puerto Rico under the names of Macy's and Bloomingdale's, as well as the macys.com and bloomingdales.com websites. The company also operates seven Bloomingdale's Outlet stores.

All statements in this press release that are not statements of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Macy's management and are subject to significant risks and uncertainties. Actual results could differ materially from those expressed in or implied by the forward-looking statements contained in this release because of a variety of factors, including conditions to, or changes in the timing of, proposed transactions, prevailing interest rates, changes in expected synergies, cost savings and non-recurring charges, competitive pressures from specialty stores, general merchandise stores, manufacturers' outlets, off-price and discount stores, new and established forms of home shopping (including the Internet, mail-order catalogs and television) and general consumer spending levels, including the impact of the availability and level of consumer debt, the effect of weather and other factors identified in documents filed by the company with the Securities and Exchange Commission.

#   #   #

(NOTE: Additional information on Macy's, Inc., including past news releases, is available at www.macysinc.com/pressroom. A webcast of Macy's, Inc.'s call with analysts and investors will be held today (Nov. 9) at 10:30 a.m. (ET). Macy's, Inc.'s webcast is accessible to the media and general public via the company's Web site at www.macysinc.com. Analysts and investors may call in on 1-888-765-5574, passcode 1234374. A replay of the conference call can be accessed on the Web site or by calling 1-888-203-1112 (same passcode) about two hours after the conclusion of the call.)

MACY'S, INC.

Consolidated Statements of Income (Unaudited) (Note 1)

(All amounts in millions except percentages and per share figures)

	13 Weeks Ended		13 Weeks Ended

   October 29, 2011

   October 30, 2010

$	% to

Net sales

$	% to

Net sales

Net sales..............................................................	$5,853		$5,623

Cost of sales (Note 2)...........................................	3,544	60.6%	3,377	60.0%

Gross margin........................................................	2,309	39.4%	2,246	40.0%

Selling, general and administrative expenses............	(2,018)	(34.4%)	(2,069)	(36.9%)

Operating income..................................................	291	5.0%	177	3.1%

Interest expense - net (Note 3)...............................	(108)		(164)

Income before income taxes..................................	183		13

Federal, state and local income tax expense (Note 4)...	(44)		(3)

Net income...........................................................	$ 139		$ 10

Basic earnings per share........................................	$ .33		$ .02

Diluted earnings per share......................................	$ .32		$ .02

Average common shares:
Basic..............................................................	425.3		423.5
Diluted............................................................	431.8		427.6

End of period common shares outstanding...............	420.6		423.0

Depreciation and amortization expense...................	$ 282		$ 290

MACY'S, INC.

Consolidated Statements of Income (Unaudited)

Notes:

(1)  Because of the seasonal nature of the retail business, the results of operations for the 13 weeks ended October 29, 2011 and October 30, 2010 (which do not include the Christmas season) are not necessarily indicative of such results for the fiscal year.

(2)  Merchandise inventories are primarily valued at the lower of cost or market using the last-in, first-out (LIFO) retail inventory method. Application of this method did not impact cost of sales for the 13 weeks ended October 29, 2011 or October 30, 2010.

(3) Interest expense for the 13 weeks ended October 30, 2010, included approximately $39 million on a pre-tax basis, or $24 million after tax or $.06 per diluted share, of expenses associated with the early retirement of approximately $500 million of outstanding debt.

(4)  Federal, state and local income taxes differ from the federal income tax statutory rate of 35%, principally because of the effect of state and local taxes, including the settlement of various tax issues and tax examinations.

MACY'S, INC.

Consolidated Statements of Income (Unaudited) (Note 1)

(All amounts in millions except percentages and per share figures)

	39 Weeks Ended		39 Weeks Ended

   October 29, 2011

   October 30, 2010

$	% to

Net sales

$	% to

Net sales

Net sales...............................................................	$17,681		$16,734

Cost of sales (Note 2)............................................	10,587	59.9%	9,969	59.6%

Gross margin.........................................................	7,094	40.1%	6,765	40.4%

Selling, general and administrative expenses............	(5,967)	(33.7%)	(6,015)	(35.9%)

Operating income..................................................	1,127	6.4%	750	4.5%

Interest expense - net (Note 3)...............................	(335)		(456)

Income before income taxes...................................	792		294

Federal, state and local income tax expense (Note 4)...	(281)		(114)

Net income.............................................................	$ 511		$ 180

Basic earnings per share..........................................	$ 1.20		$ .43

Diluted earnings per share........................................	$ 1.18		$ .42

Average common shares:
Basic................................................................	426.0		423.0
Diluted..............................................................	432.2		426.7

End of period common shares outstanding.................	420.6		423.0

Depreciation and amortization expense......................	$ 818		$ 865

MACY'S, INC.

Consolidated Statements of Income (Unaudited)

Notes:

(1)  Because of the seasonal nature of the retail business, the results of operations for the 39 weeks ended October 29, 2011 and October 30, 2010 (which do not include the Christmas season) are not necessarily indicative of such results for the fiscal year.

(2)  Merchandise inventories are primarily valued at the lower of cost or market using the last-in, first-out (LIFO) retail inventory method. Application of this method did not impact cost of sales for the 39 weeks ended October 29, 2011 or October 30, 2010.

(3)  Interest expense for the 39 weeks ended October 30, 2010, included approximately $66 million on a pre-tax basis, or $41 million after tax or $.10 per diluted share, of expenses associated with the early retirement of approximately $1,000 million of outstanding debt.

(4)  Federal, state and local income taxes differ from the federal income tax statutory rate of 35%, principally because of the effect of state and local taxes, including the settlement of various tax issues and tax examinations. Additionally, income tax expense for the 39 weeks ended October 30, 2010 reflected a $4 million reduction of deferred tax assets due to the enactment of healthcare reform legislation. The reduction was required as a result of the elimination of the deductibility of retiree health care payments to the extent of tax-free Medicare Part D subsidies that are received. The change in deductibility is effective February 3, 2013.

MACY'S, INC.

Consolidated Balance Sheets  (Unaudited)

(millions)

	October 29,	January 29,	October 30,
	2011	2011	2010
ASSETS:
Current Assets:
Cash and cash equivalents...............................	$ 1,097	$ 1,464	$ 715
Receivables....................................................	379	392	303
Merchandise inventories..................................	7,158	4,758	6,530
Prepaid expenses and other current assets........	317	285	289
Total Current Assets....................................	8,951	6,899	7,837

Property and Equipment - net..............................	8,423	8,813	8,915
Goodwill............................................................	3,743	3,743	3,743
Other Intangible Assets - net..............................	608	637	647
Other Assets.....................................................	538	539	540

Total Assets................................................	$22,263	$20,631	$21,682

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current Liabilities:
Short-term debt...............................................	$ 805	$ 454	$ 605
Merchandise accounts payable.........................	3,576	1,421	3,165
Accounts payable and accrued liabilities............	2,483	2,644	2,378
Income taxes...................................................	66	182	8
Deferred income taxes.....................................	344	364	334
Total Current Liabilities.................................	7,274	5,065	6,490

Long-Term Debt.................................................	6,151	6,971	6,982
Deferred Income Taxes.......................................	1,446	1,245	1,129
Other Liabilities...................................................	1,540	1,820	2,238
Shareholders' Equity............................................	5,852	5,530	4,843

Total Liabilities and Shareholders' Equity.........	$22,263	$20,631	$21,682

Notes:

The Company changed its methodology for recording deferred state income taxes from a blended rate basis to a separate entity basis, and reflected the effects of such change in 2010 and retroactively to 2008.  Even though the Company considered the change to have had only an immaterial impact on its financial condition, results of operations and cash flows for the periods presented, the financial condition for the prior period as previously reported has been adjusted to reflect the change.

MACY'S, INC.

Consolidated Statements of Cash Flows (Unaudited)

(millions)

39 Weeks Ended

October 29, 2011

39 Weeks Ended

October 30, 2010

Cash flows from operating activities:
Net income..................................................................	$ 511	$ 180
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization.................................	818	865
Stock-based compensation expense.........................	54	55
Amortization of financing costs and premium on acquired debt.......................................................	(12)	(21)
Changes in assets and liabilities:
Decrease in receivables......................................	28	47
Increase in merchandise inventories.....................	(2,400)	(1,915)
Increase in prepaid expenses and other current assets........................................	(32)	(13)
(Increase) decrease in other assets not separately identified..................................	40	(34)
Increase in merchandise accounts payable............	2,023	1,719
Decrease in accounts payable and accrued liabilities not separately identified.....................	(220)	(245)
Decrease in current income taxes........................	(117)	(60)
Increase in deferred income taxes........................	162	100
Decrease in other liabilities not separately identified......................................	(228)	(332)
Net cash provided by operating activities.............	627	346

Cash flows from investing activities:
Purchase of property and equipment..............................	(359)	(203)
Capitalized software......................................................	(141)	(105)
Disposition of property and equipment............................	22	66
Proceeds from insurance claims.....................................	6	6
Other, net.....................................................................	-	(49)
Net cash used by investing activities...................	(472)	(285)

Cash flows from financing activities:
Debt repaid..................................................................	(451)	(1,090)
Financing costs.............................................................	(8)	-
Dividends paid.............................................................. Increase in outstanding checks......................................	(106) 140	(63) 92
Acquisition of treasury stock.........................................	(210)	(1)
Issuance of common stock............................................	113	30
Net cash used by financing activities..................	(522)	(1,032)

Net decrease in cash and cash equivalents........................	(367)	(971)
Cash and cash equivalents at beginning of period...............	1,464	1,686

Cash and cash equivalents at end of period........................	$1,097	$ 715